Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the previously filed Registration Statements of PAB Bankshares, Inc. on Form S-8 (File Nos. 333-74819, 333-89527 and 333-107039) and Form S-3D (33-74080) of our report, dated February 22, 2005, appearing in the Annual Report on Form 10-K of PAB Bankshares, Inc. for the year ended December 31, 2004.

                  /s/ Mauldin & Jenkins, LLC

Albany, Georgia
March 16, 2005